Norfolk Southern Corporation Three Commercial Place Norfolk, Virginia 23510-2191 Telephone (757) 629-2845 Fax (757) 533-4954	James A. Squires President and Chief Executive Officer

August 3, 2015

The Honorable Daniel R. Elliott, III
Chairman
Surface Transportation Board
395 E Street, S.W.
Washington, D.C. 20423-0001

Dear Chairman Elliott:

I write in response to your July 13, 2015, letter regarding end-of-year business demands. Norfolk Southern has been focused on its goal of returning service to the high levels of prior years after a challenging environment in 2014. As you referenced in your letter, unexpected and substantial volume growth strained many parts of our network last year. We have achieved significant improvement since last fall, driven by substantial resource additions including crews, locomotives, track, and infrastructure; and we remain firmly committed to continued service improvements. Looking forward, we do not expect to see a true “fall peak” in the coming months. Rather, in recent years, the traditional peak has flattened out and spread over a longer time period. Overall, we are confident in our long-term strategy and our prospects to handle future growth.

I.Traffic Expectations for the Remainder of 2015

For the second quarter of 2015, overall volumes declined 2% versus our very strong second quarter of last year. With respect to the remainder of 2015, Norfolk Southern’s views on business levels reflect our current understanding of various markets based on feedback and input from our customers. Please keep in mind that market conditions may change in a manner that might render these views incorrect.

First, overall coal volume declined 21% in the second quarter of 2015 over the second quarter of last year, with weaker volumes of both utility and export shipments. We anticipate that our coal volumes will continue to be challenged through the remainder of 2015. On the utility side, natural gas prices are projected to remain low, which means competition from gas plants will likely reduce coal burn, and current stockpile levels will present an additional headwind. For export shipments, commodity prices have fallen even further, limiting the ability of U.S. coals to compete in the oversupplied world market.

In intermodal, shipments grew 2% in the second quarter over last year. Domestic volumes were essentially flat compared to the second quarter of last year, while international volumes grew 8%. Going forward, we expect to see growth within our intermodal markets, and our international volumes will benefit from organic growth at East Coast ports. Longer term, truck capacity constraints will drive highway conversions.

The Honorable Daniel R. Elliott, III
August 3, 2015

Our merchandise business volumes rose 1% in the second quarter over last year, as strengths in our chemicals markets were offset by weaker steel volumes. Agricultural volumes declined slightly, while we saw small gains in both our automotive and paper traffic.

Outlooks are mixed across our merchandise network as we move through the rest of the year. Within our agriculture markets, we anticipate increased corn and ethanol shipments. Projected increases in housing starts and construction activity should also drive growth in lumber, plastics, soda ash, consumer goods, and aggregates. We anticipate continued growth in automotive volumes, driven by projected increases in North American light vehicle production, and our natural gas liquids market will remain strong. Conversely, the steel outlook for the remainder of 2015 continues to be soft, due to decreased production by major producers and stronger imports of foreign-produced steel. Low fuel prices will also remain a headwind in our crude oil markets.

In sum, due to ongoing challenging conditions for coal, steel, and crude oil and strong quarterly comparisons, we expect volumes to be down for the third quarter as compared to the third quarter last year, but we expect that volume growth will improve in the fourth quarter. For the six-month period, we expect total carloads to be slightly down over last year.

II.Service Outlook for Remainder of 2015

Norfolk Southern has seen significant improvements in 2015 with regard to our service restoration, as shown below in the graphs depicting our train speed and terminal dwell.

Norfolk Southern Train Speed and Terminal Dwell (through July 17, 2015)

Clearly we are trending in the right direction. Our weekly dwell numbers have been below twenty-five hours for seven consecutive weeks, which has not happened since July of 2014. Nevertheless,

The Honorable Daniel R. Elliott, III
August 3, 2015

we are not satisfied, and our team is working to further increase our overall performance and reach a higher velocity.

Our focus going forward will be on further improving our service levels and maintaining the right resource balance. We began ramping up our hiring of Train & Engine employees last spring in response to unanticipated volume, a process that continued into 2015. Because recruiting, completing background and medical checks, training, and qualifying new conductors takes about eight to nine months, a large number of those hires only became active during the first half of this year. We are continuing to fill in shortage areas in the third quarter, but new hiring is tapering back to a normalized level.

On the locomotive side, we have received more than 80 of the 100 SD90MACs we purchased last year. In addition, improvement in our system velocity has been another driver of higher locomotive availability. We are now able to store some of our locomotives, which will allow us to rebuild our surge fleet and strengthen our service reliability.

We have also explored and implemented service design changes to improve fluidity through and around the Chicago gateway. Over the last year, we have sought to reroute traffic previously interchanging in Chicago to Kansas City, St. Louis, and other gateways in smaller cities, where possible. We have established several new trains and modified routings of existing trains which has reduced traffic into and out of Elkhart Yard and off our busy Chicago Line. Our Bellevue Yard expansion, described in more detail below, gives us further options in minimizing handlings around Chicago. Finally, we have been able to spread our Chicago traffic over a larger number of lines by utilizing trackage rights over the Chicago, Fort Wayne & Eastern Railroad.

Overall, we are very encouraged that our resources are coming into balance with our business volume, and our operating metrics are trending favorably. Increased velocity will help us make more efficient use of manpower as well as locomotives and our car fleet.

III.Capital Budget for 2015

Another integral component of Norfolk Southern’s ability to provide quality transportation services to our customers is ongoing capital investment. We continue to make sizeable investments to maintain and expand infrastructure to meet business demands. Our capital budget for 2015 is over $2.2 billion, which includes, among other things:

•	Capital roadway improvements of approximately $800 million, including rail, crosstie, ballast, and bridge programs;

•	Around $600 million to acquire freight cars and locomotives and rebuild and upgrade existing units;

•	Positive train control implementation costs of $220 million; and

•	Investments in facilities and terminals of approximately $240 million.
Our capital plan touches all segments of our business and our network. I will highlight just a few of the facility and terminal investments on our Northern Region, the location of a disproportionate share of our substantial volume growth in 2014. We have progressively implemented our $160 million

The Honorable Daniel R. Elliott, III
August 3, 2015

expansion of our classification yard at Bellevue, Ohio, over the first half of this year. This strategic investment provides additional capacity to our Northern Region and improves the fluidity of our network by reducing car handling, car miles, and transit times. This in turn will allow us to build more trains that bypass classification yards on our Chicago Line and run directly to destination or connecting carriers at Chicago. We also recently completed a new siding extension outside of Goshen, Indiana, that allows trains entering and leaving our Marion Branch to reach Elkhart Yard without coming on to our Chicago Line, and a new connection track outside of our Chicago 47th Street intermodal facility, both of which will further improve our fluidity through the Chicago corridor.

IV.	Amtrak Performance

Overall network velocity and fluidity remain the primary drivers of Amtrak performance, much as they are for all trains operating within our greater rail network. As a result, the steps that we have taken and continue to take to improve our overall service levels, outlined above, will have the greatest impact on the Amtrak services that share our lines. We have seen notable improvement in Amtrak performance over Norfolk Southern since last fall and anticipate additional gains in conjunction with continued service improvements.

The following are just a few of the many other concrete actions that Norfolk Southern is taking that will have a positive effect on Amtrak. Construction continues on the several Piedmont Improvement Projects, a series of projects between Raleigh and Charlotte, North Carolina, that will bring more than $300 million in infrastructure improvements to the corridor. Construction is also underway on seven Indiana Gateway Projects designed to enhance fluidity and routing options along our heavily-congested Chicago Line.

We are working with the Federal Transit Authority, the City of Elyria, Lorain County, the Ohio Rail Development Commission, and Amtrak to progress development of a new station in Elyria, Ohio. This project would replace the current single platform station with a double platform station. We are also continuing with the design and development of a new Raleigh Union Station, in cooperation with the State of North Carolina, the North Carolina Railroad, CSX Transportation, and the City of Raleigh. Construction of capacity needed to enable this project has already commenced.

V.	Enhanced Communication

Norfolk Southern has several channels through which it communicates information about performance, operating conditions, and service outages to our customers. First and most importantly, our sales contacts communicate directly with our customers about service issues relevant to their shipments. Many of our individual departments also send out customer advisories if and when circumstances dictate, highlighting items such as significant network delays and terminal congestion.

We have also taken further steps within the last year to enhance broader communication and transparency with customers and stakeholders. We implemented a broad service update program through our website, accessible at http://www.nscorp.com/content/nscorp/en/service-update.html, that includes: 1) periodic updates on planned track maintenance projects and projected impacts on train service and shipment transit times; 2) links to AAR service metric data; 3) updates outlining the current state of our operations; and 4) relevant information on our crew base and critical assets (such as locomotive and rail car acquisitions and new infrastructure projects). Additionally, we have

The Honorable Daniel R. Elliott, III
August 3, 2015

launched a new customer forum as part of our monthly operations inspection trips, during which I and other Norfolk Southern senior executives, operating personnel, and account representatives will host roundtable discussions with small groups of customers to discuss service.

VI.Conclusion

Norfolk Southern expects that we will continue to provide improved service levels throughout the remainder of 2015. Although we do not expect to see a traditional “fall peak,” we believe that our overall network capacity is well sized to accommodate future growth, and we continue to make strategic investments across our network. We also continue to communicate service information both directly with our customers and more broadly to the public.

We remain concerned that many of the proposals currently before the Board would compound several of the challenges that the railroad industry has experienced in the past two years. Any move to apply a system-wide revenue adequacy constraint would penalize railroads for gains in competitive traffic while removing their ability and incentive to respond to current and projected transportation demands that require further productivity and infrastructure investments. Forced access would introduce inefficiencies into the rail system and further decrease network velocity while also reducing revenues. Finally, attempts by shippers of certain commodities to obtain unique reporting requirements or rate remedies are both unjustified and contrary to the best interest of the overall freight network.

In closing, I thank you for your inquiry.

Sincerely,

___/s/James A. Squires
James A. Squires

cc:	The Honorable Ann D. Begeman, Vice Chairman
The Honorable Deb Miller, Commissioner